AMENDMENT ONE TO

EMPLOYMENT AGREEMENT

This Amendment One to the Employment Agreement, dated December 16, 2008 (“Employment Agreement”), by and between Peoples Federal Savings Bank (the “Bank”) and ______________ (“Executive”) is effective as of January 15, 2013.

WHEREAS, the Bank and the Executive wish to revise the Employment Agreement to change the “Anniversary Date” of such Employment Agreement from December 16th of each year to January 15th of each year, commencing January 15, 2013; and

WHEREAS, such revision is being made to change the date from which the Employment Agreement renews each year.

NOW THEREFORE, Section 2(b) is hereby amended to read as follows, effective as of January 15, 2013:

“(b)           Commencing on January 15, 2013 and within thirty (30) days of each January 15th thereafter (“each, an “Anniversary Date”), the disinterested members of the Board of Directors may renew the term of this Agreement for an additional one (1) year period beyond the then effective expiration date, provided that the Executive shall not have given at least sixty (60) days’ written notice of his desire that the term not be renewed.  If Executive has not given notice of nonrenewal, and the Board determines to renew the term of the Agreement, then the Agreement shall renew and shall remain in effect for thirty-six (36) full calendar months from such Anniversary Date.  If the Board determines not to renew the Agreement and written notice of nonrenewal is provided to the Executive, then in such case the term of this Agreement shall become fixed and shall cease at the end of thirty-six (36) months following such Anniversary Date.”

IN WITNESS WHEREOF, the Bank and the Executive have executed this Amendment, effective as of the date set forth below.

PEOPLES FEDERAL SAVINGS BANK

_______________________	By: __________________________________
Date

EXECUTIVE:

_______________________	By: __________________________________
Date